Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
Vice President Investor Relations &
Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS’ LAMONS BUSINESS ANNOUNCES AGREEMENT FOR BOLT-ON ACQUISITION AND CONTINUED SALES AND SERVICE CENTER EXPANSION

BLOOMFIELD HILLS, Michigan, October 28, 2010 — TriMas Corporation (NASDAQ: TRS) — a diversified global manufacturer of engineered and applied products — today announced that it has agreed to acquire the stock of South Texas Bolt & Fitting, Inc. (STBF) for the purchase price of $18 million, payable in cash at closing. The purchase price is subject to a net working capital adjustment, if any. The transaction is expected to close on November 1, 2010, at which time STBF will be integrated into Lamons as part of the Company’s Energy segment.

STBF is a diversified manufacturer and distributor of customized stud bolts, industrial fasteners and specialty products for the oilfield and industrial markets. Located in Houston, Texas, STBF has advanced machining capabilities that enable the manufacturing of custom bolts in various sizes and made-to-order configurations using specialty steels and other exotic materials. STBF generated approximately $14.5 million in revenue for the twelve months ended June 30, 2010.

“We are pleased to purchase this complementary business which is a natural fit with our Lamons organization,” commented David Wathen, President and Chief Executive Officer of TriMas. “This acquisition, which is consistent with our bolt-on strategy, expands the product portfolio to better serve the needs of both companies’ customers. Incorporating this business into Lamons will also allow us to leverage Lamons’ extensive sales and service center network to drive incremental revenue.”

“This combination positions Lamons as the premier manufacturer and distributor of gaskets and bolts for the refining and petrochemical industries in North America,” said Kurt Allen, President of Lamons. “While the synergies between these two businesses are significant, we are most excited about the ability to expand our product offerings to our customers. Lamons and STBF have similar cultures, with both businesses focused on superior quality and service levels, rapid turn-around times and an ability to supply customized products that meet specific customer requirements.”

Management also noted that Lamons recently opened two new sales and service center facilities to even better serve their global customers. The new facilities, located in Edmonton, Canada, and Grimsby, United Kingdom, maintain inventories of standard gaskets and stud bolts and boast state-of-the-art manufacturing capabilities to fabricate special and customized gaskets and bolts to ensure quick service.

About Lamons

Headquartered in Houston, Texas, Lamons produces and distributes metallic and non-metallic industrial gaskets and complementary fasteners for petroleum refining, petrochemical and other industrial markets around the world. It is one of the largest gasket suppliers to the U.S. petroleum industry and has maintained its market leadership through its premium products and superior customer service. For additional information, visit www.lamons.com or call (713) 222-0284.

About TriMas

Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into five strategic business segments: Packaging, Energy, Aerospace & Defense, Engineered Components and Cequent. TriMas has approximately 3,900 employees at more than 60 different facilities in 11 countries. For more information, visit www.trimascorp.com.

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